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                           SUBSIDIARIES OF REGISTRANT



                                                         Jurisdiction of
Subsidiaries                                             Incorporation
------------                                             -------------
Audiovox Communications Corp.                            Delaware
Audiovox Electronics Corporation                         Delaware
Quintex Mobile Communications Corp.                      Delaware
American Radio Corp.                                     Georgia
Audiovox Holding Corp.                                   New York
Audiovox Canada Limited                                  Ontario
Audiovox Communications (Malaysia) Sdn. Bhd.             Malaysia
Audiovox Holdings (M) Sdn. Bhd.                          Malaysia
Audiovox Venezuela C.A.                                  Venezuela



                                   Exhibit 21